Exhibit 99.1

NEWS RELEASE

Diversa Reports Financial Results for the Quarter

and Six Months Ended June 30, 2004

Conference Call Scheduled for July 27, 2004 – 1:00pm EDT

SAN DIEGO, CA, July 26, 2004 – Diversa Corporation (Nasdaq: DVSA) today reported financial results for the quarter and six months ended June 30, 2004. Revenues for the quarter and six months ended June 30, 2004, respectively, were $14.7 million and $26.5 million, compared to $10.4 million and $18.4 million for the same periods in 2003. The net loss for the quarter and six months ended June 30, 2004 was $8.0 million, or $0.18 per share, and $18.2 million, or $0.42 per share, respectively. The net loss for the quarter and six months ended June 30, 2003 was $12.5 million, or $0.30 per share, and $33.5 million, or $0.83 per share, respectively. At June 30, 2004, the Company had cash, cash equivalents, and short-term investments totaling $112.1 million.

The increase in revenues was primarily due to increases in research funding from collaborations, increases in grant revenue, new product-related revenue, and milestones earned under the Company’s collaboration with Syngenta. Revenues have historically fluctuated from period to period and likely will continue to fluctuate substantially in the future based upon the timing and composition of funding under existing and future collaboration agreements, regulatory approval timelines for new products, and an expected increase in product-related revenue based upon new product introductions.

The decrease in the net loss for the quarter was primarily due to a 42% increase in revenues over the same period in 2003. The decrease in the net loss for the six months ended June 30, 2004 was primarily due to the $10.8 million write-off in February 2003 of acquired in-process research and development in conjunction with the Syngenta transactions, as well as a 44% increase in revenues over the same period in 2003.

Research and development expenses for the quarter and six months ended June 30, 2004, respectively, were $18.3 million and $35.9 million, compared to $19.1 million and $33.9 million for the same periods in 2003. The decrease for the quarter was primarily due to reduced legal costs for protection and maintenance of intellectual property compared to the same period in 2003. The increase for the six months ended June 30, 2004 was primarily related to headcount and facility related costs as a result of 71 additional researchers that were hired by the Company in conjunction with the February 2003 Syngenta collaboration agreement. In addition, regulatory costs were incurred as a result of the launch of Cottonase™ enzyme and Luminase™ enzyme, which took place late in the second quarter of 2004.

Selling, general and administrative expenses for the quarter and six months ended June 30, 2004, respectively, were $3.2 million and $6.4 million, compared to $3.1 million and

$5.9 million for the same periods in 2003. The increase for the six months ended June 30, 2004 was primarily attributable to headcount related costs in business development to support the launch of new products.

“We made considerable progress towards our corporate goals during the first half of the year with the launch of two of our independent products, Cottonase enzyme, used in textile processing, and Luminase enzyme, used in pulp processing,” stated Jay M. Short, Ph.D., President and Chief Executive Officer. “We also achieved all potential milestones ahead of schedule under our animal feed enzyme collaboration with Syngenta. In the second half of the year, we will continue to focus on advancing products from our chemical, industrial, and agricultural group as well as signing additional collaboration and license agreements and expanding our patent portfolio.”

About Diversa

Diversa Corporation is a leader in applying proprietary genomic technologies for the rapid discovery and optimization of novel protein-based products. Diversa is directing its integrated portfolio of technologies to the discovery, evolution, and production of commercially valuable molecules with pharmaceutical applications, such as optimized monoclonal antibodies and orally active drugs, as well as enzymes and small molecules with agricultural, chemical, and industrial applications. Diversa has established alliances and joint ventures with market leaders, such as Amgen, BASF, Bayer Animal Health, The Dow Chemical Company, DSM Pharma Chemicals, DuPont Bio-Based Materials, Givaudan Flavors Corporation, GlaxoSmithKline plc, Invitrogen Corporation, Medarex, and XOMA. In addition, Diversa has formed a broad strategic relationship with Syngenta AG, a world-leading agribusiness company. Diversa has commercialized products both independently and in collaboration with strategic partners and licensees and expects one additional independent product to be commercialized in 2004. Additional information is available at Diversa’s website: www.diversa.com.

Conference Call Information

Diversa will host a conference call with live Internet broadcast on Tuesday, July 27, 2004, at 1:00p.m. EDT. The call will provide a review of accomplishments and financial results for the first half of the year and financial guidance.

The conference call will be webcast by CCBN and can be accessed at Diversa’s web site at http://www.diversa.com/webcast. Individual investors can listen to the call through CCBN’s individual investor center at www.companyboardroom.com. The call will be archived and available for rebroadcast until August 3, 2004 by logging on to either of these Internet addresses.

Forward-Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” and involve a high degree of risk and uncertainty. These include statements related to fluctuations in revenues and the factors that could cause revenues to fluctuate, the Company’s progress in achieving its corporate goals, and the Company’s ability to advance chemical, industrial, and agricultural products, sign additional collaboration and license agreements, expand its patent portfolio, and commercialize one additional product in 2004, all of which are prospective. Such statements are only predictions, and actual events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, risks involved with the Company’s new and uncertain technologies, risks associated with the Company’s dependence on patents and proprietary rights, risks associated with the Company’s protection and enforcement of its patents and proprietary rights, the Company’s dependence on existing collaborations and its ability to achieve milestones under existing and future collaboration agreements, the ability of the Company to commercialize products (including by obtaining any required regulatory approvals) using the Company’s technologies and the timing for launching any commercialized products, the development or availability of competitive products or technologies, and the future ability of the Company to enter into and/or maintain collaboration and joint venture agreements and licenses. These factors and others are more fully described in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004. These forward-looking statements speak only as of the date hereof. The Company expressly disclaims any intent or obligation to update these forward-looking statements.

Selected Financial Information

Condensed Statements of Operations

(unaudited, in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Revenues:
Collaborative revenue	$11,013	$9,231	$19,800	$16,522
Grant revenue	2,641	713	4,839	1,197
Product-related revenue	1,067	419	1,879	655

Total revenues	14,721	10,363	26,518	18,374

Expenses:
Cost of goods sold	646	427	1,205	552
Research and development	18,267	19,075	35,943	33,919
In-process research and development	—	8	—	10,766
Selling, general and administrative	3,214	3,105	6,440	5,876
Amortization of intangible assets	651	650	1,302	950
Non-cash, stock-based compensation	—	42	—	109

Total operating expenses	22,778	23,307	44,890	52,172

Loss from operations	(8,057)	(12,944)	(18,372)	(33,798)
Interest and other income, net	42	829	202	1,532
Equity in loss of joint venture	—	(425)	—	(1,255)

Net loss	$(8,015)	$(12,540)	$(18,170)	$(33,521)

Basic and diluted net loss per share	$(0.18)	$(0.30)	$(0.42)	$(0.83)

Weighted average shares used in computing basic and diluted net loss per share	43,329	41,988	43,225	40,237

Condensed Balance Sheet

(in thousands)

	June 30, 2004	December 31, 2003
	(unaudited)
Cash, cash equivalents and short-term investments	$112,070	$127,483
Accounts receivable	3,343	5,416
Other current assets	4,139	1,459
Property and equipment, net	30,139	32,123
Other assets	52,278	54,842

Total assets	$201,969	$221,323

Current liabilities	$17,375	$18,435
Deferred revenue	9,285	11,314
Long-term liabilities	10,822	10,131
Stockholders’ equity	164,487	181,443

Total liabilities and stockholders’ equity	$201,969	$221,323

###

Contacts:

Martin Sabarsky

Investor Relations

(858) 526-5166